Exhibit 10.1A


                                AMENDMENT TO THE
                                    XOMA LTD.
                             1981 SHARE OPTION PLAN



     Effective as of February 25, 2003, pursuant to Board action, the XOMA Ltd. 1981 Share Option Plan (the "Plan") is hereby amended as follows:

     1. Section 5(d) of the Plan is amended to read as follows:

     "(d) Effect of Termination of Employment.

          (1) Termination Generally. Should an optionee cease to be an employee of the Company while the holder of one or more outstanding options granted to such optionee under the Plan for any reason other than as provided under subsections (2), (3) or (4) below, then such option or options shall not remain exercisable (except as otherwise specifically authorized under Section 11) for more than a twelve (12) month period (or such shorter period as is determined by the Plan Administrator and set forth in the option agreement) following the date of such cessation of employee status, and each such option shall, during such twelve (12) month or shorter period, be exercisable only to the extent of the number of shares (if any) for which the option is exercisable on the date of such cessation of employee status. Under no circumstances, however, shall any such option be exercisable after the specified expiration date of the option term. Upon the expiration of such twelve (12) month or shorter period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be exercisable.

          (2) Termination on Death. Effective for options granted on or after March 11, 2003, should an optionee cease to be an employee of the Company while the holder of one or more outstanding options under the Plan by reason of death, then such option or options shall become fully exercisable on the date of death even if such options were not fully exercisable prior to death, and shall remain exercisable for a twelve (12) month period following the date of death. Under no circumstances, however, shall any such option be exercisable after the specified expiration date of the option term. Upon the expiration of such twelve (12) month period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be exercisable. In the case of any option granted to an optionee under the Plan and exercisable following the optionee's death, such options shall be exercisable by the personal representative of the optionee's estate or by the person or persons to whom the option is transferred pursuant to subsection (b) above, provided such exercise occurs prior to the earlier of (i) the expiration of a twelve (12) month period following the date of the optionee's death or (ii) the specified expiration date of the option term.



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          (3) Termination on Retirement. Effective for options granted on or after February 25, 2003, should an optionee cease to be an employee of the Company while the holder of one or more outstanding options under the Plan by reason of retirement at or after age fifty-five (55) and where the optionee's age plus years of full-time employment with the Company exceed seventy (70) ("Retirement"), then such option or options shall become fully exercisable as of the date of Retirement (even if such options were not fully exercisable prior to Retirement) and shall remain exercisable for the full option term as if the optionee had continued in employment. Upon the expiration of the option term, the option shall terminate and cease to be exercisable.

          (4) Termination for Cause or Unauthorized Disclosure. If (i) the optionee's status as an employee is terminated for cause (including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement or any unauthorized disclosure or use of confidential information or trade secrets) or (ii) the optionee makes or attempts to make any unauthorized use or disclosure of confidential information or trade secrets of the Company or its subsidiaries, then upon the occurrence of any such event all outstanding options granted the optionee under the Plan shall immediately terminate and cease to be exercisable.

          (5) Discretion to Accelerate Exercisability. Notwithstanding subsection (1) above, the Plan Administrator shall have the discretion to establish as a provision applicable to the exercise of one or more options granted under the Plan that during the period of exercisability following cessation of employee status (as provided in such subsections), the option may be exercised not only with respect to the number of shares for which it is exercisable at the time of the optionee's cessation of employee status but also with respect to one or more installments of purchasable shares for which the option otherwise would have become exercisable had such cessation of employee status not occurred.

          (6) Employment by Company or Subsidiary. For purposes of the foregoing provisions of this Section 5(d), the optionee shall be deemed to be an employee of the Company for so long as the optionee remains in the employ of the Company or one or more of its subsidiaries.

          (7) Consultant. If the option is granted to a consultant or other independent contractor, then the instrument evidencing the granted option shall include provisions comparable to subsections (1), (2), (3) and (4) above, and may include provisions comparable to subsection (5) above, with respect to the optionee's termination of service with the Company or its subsidiaries."





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